CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this "Agreement") is entered into as of October 10, 2014, by and between YOUNGEVITY INTERNATIONAL, INC., a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I
CREDIT TERMS

SECTION 1.1. LINE OF CREDIT.

(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including October 10, 2015, not to exceed at any time the aggregate principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) ("Line of Credit"), the proceeds of which shall be used to finance Borrower's working capital. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of October 10, 2014 ("Line of Credit Note"), all terms of which are incorporated herein by this reference.

(b) Limitation on Borrowings. Outstanding borrowings under the Line of Credit, to a maximum of the principal amount set forth above, shall not at any time exceed an aggregate of Thirty Four Percent (34%) of the value of Eligible Inventory.

As used herein, "Eligible Inventory" means all finished goods inventory owned by AL GLOBAL CORPORATION (a subsidiary of Borrower and a guarantor of Borrower), valued at the lower of cost or market in accordance with generally accepted accounting principles, in which Bank has a perfected security interest of first priority, and shall not include:

(i) inventory that is in-transit; located at any warehouse, job site or other premises not approved by Bank; covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; on consignment from any consignor; or on consignment to any consignee or subject to any bailment unless the consignee or bailee has executed an agreement with Bank;

(ii) inventory that is located outside of the United States;

(iii) supplies, parts or sample inventory, tooling inventory, customer supplied inventory, or customized or customer specific inventory not supported by a valid purchase order;

(iv) raw materials or work-in-process inventory;

(v) inventory that is damaged, defective, obsolete, slow moving or not currently saleable in the ordinary course of AL GLOBAL CORPORATION's business, or is past its expiration date, or the amount of such inventory that has been reduced by shrinkage;

(vi) inventory that AL GLOBAL CORPORATION has returned, has attempted to return, is in the process of returning or intends to return to the vendor of the inventory;

(vii) inventory manufactured or held for resale by AL GLOBAL CORPORATION pursuant to a license unless the applicable licensor has agreed in writing to permit Bank to exercise its rights and remedies against such inventory;

(viii) inventory that is subject to a security interest or lien in favor of any third party;

(ix) inventory not covered by insurance acceptable to Bank;

(x) inventory otherwise deemed ineligible by Bank in its sole discretion.

SECTION 1.2. INTEREST/FEES.

(a) Interest. The outstanding principal balance of each credit subject hereto shall bear interest at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.

(b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c) Unused Commitment Fee. Borrower shall pay to Bank a fee equal to five tenths percent (.5%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the daily unused amount of the Line of Credit, which fee shall be calculated on a fiscal quarter basis by Bank and shall be due and payable by Borrower in arrears on each December 15, March 15, June 15 and September 15, commencing on December 15, 2014.

SECTION 1.3. COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under each credit subject hereto by debiting Borrower's deposit account number 4325512796 with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.4. COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Bank subject hereto, Borrower hereby grants to Bank security interests of first priority in all of Borrower's general intangibles, inventory and equipment.

As security for all indebtedness and other obligations of Borrower to Bank subject hereto, Borrower shall cause AL GLOBAL CORPORATION to grant to Bank security interests of first priority in all of AL GLOBAL CORPORATION's accounts receivable and other rights to payment, general intangibles, inventory, and equipment.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

SECTION 1.5. GUARANTIES. The payment and performance of all indebtedness and other obligations of Borrower to Bank under the Line of Credit shall be guaranteed jointly and severally by AL GLOBAL CORPORATION, CLR ROASTERS, LLC, MK COLLABORATIVE LLC, MICHELLE WALLACH AND STEPHEN WALLACH in the principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) each, as evidenced by and subject to the terms of guaranties in form and substance satisfactory to Bank.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

As used herein, "subsidiary" shall mean any corporation or other entity of which fifty percent (50%) or more of the securities or other ownership interests having ordinary voting power for the election of directors or other persons performing similar functions are now or hereafter owned directly or indirectly by Borrower. As used herein, "subsidiaries" shall include each subsidiary.

Schedule 1 attached hereto lists all subsidiaries of Borrower as of the date of this Agreement. Borrower owns one hundred percent (100%) of each of the subsidiaries listed on Schedule 1 hereto.

Each subsidiary is duly organized and existing and in good standing under the laws of the State of its incorporation or formation, as the case may be, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on it.

As used herein, "Material Subsidiaries" shall mean any of the following: AL Global Corporation, CLR Roasters, LLC, and MK Collaborative LLC. As used herein, "Foreign Subsidiaries" shall mean any of the following: Youngevity Australia Pty. Ltd. and Youngevity NZ, Ltd.

SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time

hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

SECTION 2.4. LITIGATION. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The annual financial statement of Borrower dated December 31, 2013, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied. Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

SECTION 2.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8. PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.9. ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10. OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

ARTICLE III
CONDITIONS

SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

(a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

(b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i) This Agreement and each promissory note or other instrument or document required hereby.
(ii) Continuing Security Agreement: Inventory.
(iii) Continuing Security Agreement: Rights to Payment.
(iv) Security Agreement: Equipment.
(v) Third Party Security Agreement: Rights to Payment and Inventory.
(vi) Third Party Security Agreement: Equipment.
(vii) Corporate Resolution: Borrowing.
(viii) Corporate Resolution: Guaranty.
(ix) Corporate Resolution: Third Party Collateral.
(x) Limited Liability Company Certificate: Guaranty (2).
(xi) Certificate of Incumbency (2).
(xii) Agreement and Acknowledgment of Security Interest (2).
(xiii) Continuing Guaranty from each guarantor listed in Section 1.5 hereof.
(xiv) Such other documents as Bank may require under any other Section of this Agreement.

(c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, any subsidiary or any

guarantor hereunder, if any, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower, any subsidiary or any such guarantor, if any.

(d) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all of Borrower's and each subsidiary's property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with lender loss payable endorsements in favor of Bank.

SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.

ARTICLE IV
AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, unless Bank otherwise consents in writing:

SECTION 4.1. PUNCTUAL PAYMENTS. Borrower shall punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2. ACCOUNTING RECORDS. Borrower shall, and shall cause each subsidiary to maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect their properties.

SECTION 4.3. FINANCIAL STATEMENTS. Borrower shall provide to Bank all of the following, in form and detail satisfactory to Bank:

(a) not later than 90 days after and as of the end of each fiscal year, an audited 10-K of Borrower and its subsidiaries, prepared by certified public accountant acceptable to Bank, to include consolidated balance sheet, income statement and statement of cash flow;

(b) not later than 45 days after and as of the end of each fiscal quarter end, a 10-Q of Borrower and its subsidiaries, prepared by Borrower, to include consolidated balance sheet, income statement and statement of cash flow;

(c) not later than 15 days after and as of the end of each month, a borrowing base certificate from AL GLOBAL CORPORATION, and an inventory collateral report from AL GLOBAL CORPORATION; provided however, if such month the line of credit has a zero balance no borrowing base certificate will be required for that period;

(d) not later than 90 days after and as of the end of each calendar year end, a financial statement of each individual guarantor hereunder, prepared by such guarantor, and within 15 days after filing, but in no event later than each October 31st, copies of each such guarantor's filed federal income tax returns for such year;

(e) contemporaneously with each annual and fiscal quarter end financial statement of Borrower required hereby, a certificate of the president or chief financial officer of Borrower that said financial statements are accurate, that Borrower is in compliance with all financial covenants in this Agreement (as evidenced by detailed calculations attached to such certificate), and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default;

(f) from time to time such other information as Bank may reasonably request.

SECTION 4.4. COMPLIANCE. Borrower shall, and shall cause each subsidiary to preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which each of them is organized and/or which govern their continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to each of them and each of their businesses.

SECTION 4.5. INSURANCE. Borrower shall, and shall cause each subsidiary to maintain and keep in force, for each business in which they are engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, and, if required, seismic property damage and workers' compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect, together with a lender's loss payee endorsement for all such insurance naming Bank as a lender loss payee.

SECTION 4.6. FACILITIES. Borrower shall, and shall cause each subsidiary to keep all properties useful or necessary to Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7. TAXES AND OTHER LIABILITIES. Borrower shall, and shall cause each subsidiary to pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower and its subsidiaries may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower and subsidiaries have made provision, to Bank's satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 4.8. LITIGATION. Borrower shall promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or any of Borrower's subsidiaries.

SECTION 4.9. FINANCIAL CONDITION. Borrower shall maintain Borrower's financial condition on a consolidated basis with its subsidiaries as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a) Net income after taxes not less than $1.00 on a quarterly basis, determined as of each fiscal quarter end.

(b) Total Funded Debt to EBITDA not greater than 2.5 to 1.0 as of each fiscal quarter end, determined on a rolling 4-quarter basis, with "Funded Debt" defined as the sum of all obligations for borrowed money (including subordinated debt) plus all capital lease obligations, less all current and long term portions of contingent acquisition debt as prepared and shown in Borrower's audited financial statements, and with "EBITDA" defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense.

SECTION 4.10. BORROWER LIQUIDITY. Borrower shall maintain Unencumbered Liquid Assets with Bank with an aggregate fair market value not at any time less than One Million Dollars ($1,000,000.00). As used herein, "Unencumbered Liquid Assets" shall mean cash, cash equivalents and/or publicly traded/quoted marketable securities acceptable to Bank in its sole discretion, free of any lien or other encumbrance. Retirement account assets held in a fiduciary capacity by Borrower shall not qualify as Unencumbered Liquid Assets.

SECTION 4.11. NOTICE TO BANK. Borrower shall promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property.

SECTION 4.12. COLLATERAL AUDITS INVENTORY. Borrower shall, and shall cause AL GLOBAL CORPORATION to permit Bank audit all Borrower's Inventory collateral required hereunder, with such audits to be performed twice during each calendar year by a third party by collateral examiners acceptable to Bank and in scope and content satisfactory to Bank, and with all Bank's costs and expenses of each audit to be reimbursed in full by Borrower; provided however, that Borrower shall only be responsible for the costs and expenses associated with a maximum of one (1) collateral audit performed in any calendar year. Bank shall not be required to share the results of the audit(s) with Borrower or any third party.

SECTION 4.13. COLLATERAL AUDITS. Permit Bank to audit all Borrower's collateral required hereunder, with such audits to be performed from time to time at Bank's option by collateral examiners acceptable to Bank and in scope and content satisfactory to Bank, and with

all Bank's costs and expenses of each audit to be reimbursed in full by Borrower. Bank shall not be required to share the results of the audit(s) with Borrower or any third party.

ARTICLE V
NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, neither Borrower nor any of its subsidiaries will without Bank's prior written consent:

SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2. CAPITAL EXPENDITURES. Make any additional investment in fixed assets in any fiscal year in excess of an aggregate of $500,000.00.

SECTION 5.3. LEASE EXPENDITURES. Incur operating lease expense in any fiscal year in excess of an aggregate of $250,000.00 for Borrower and each subsidiary combined.

SECTION 5.4. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower and each subsidiary to Bank; (b) any other liabilities of Borrower and each subsidiary existing as of, and disclosed to Bank prior to, the date hereof; (c) borrowings hereafter by a Material Subsidiaries from Borrower in the ordinary course of business; (d) borrowings hereafter by Foreign Subsidiaries from Borrower in the ordinary course of business, not to exceed at any time the aggregate principal amount of One Hundred Thousand Dollars ($100,000.00) to each of the Foreign Subsidiaries; and (e) secured and unsecured liabilities not to exceed an aggregate of $250,000.00 at any time outstanding.

SECTION 5.5. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower's or any subsidiary's business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity, except for Permitted Acquisitions (as defined below); nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets or any subsidiary's assets except in the ordinary course of its business.

As used herein, "Permitted Acquisition" means any acquisition by any Borrower or any of its subsidiaries of all or substantially all of the operating assets of any person or entity (for the purposes of this definition, unless otherwise approved by Bank, "operating assets" shall <u>not include</u> any stock in any corporation, any membership interest in any limited liability company, any partnership interest in any partnership or any other ownership interest in any entity); provided, however, that all of the following conditions are satisfied:

(a) The acquisition is consummated in compliance with applicable law.

(b) There is no Event of Default, nor any act, condition or event which with the giving of notice or the passage of time or both would constitute an Event of Default, and no such Event of Default or potential Event of Default would result after giving effect to the acquisition.

(c) Borrower gives Bank at least thirty (30) days prior written notice of the acquisition.

(d) The aggregate consideration (valuing any non-cash consideration at its fair market value, and including without limitation the amount of all liabilities assumed or acquired) for Permitted Acquisitions does not exceed $5,000,000.00 for each such acquisition.

SECTION 5.6. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower or any subsidiary as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

SECTION 5.7. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity ("Disbursements"), except for:

(a) Disbursements existing as of, and disclosed to Bank prior to, the date hereof;

(b) Borrower's Disbursements to Material Subsidiaries in the ordinary course of business;

(c) Borrower's Disbursements from time to time to its Foreign Subsidiaries in the ordinary course of business, not to exceed at any time the aggregate principal amount of One Hundred Thousand Dollars ($100,000.00) to each of the Foreign Subsidiaies.

SECTION 5.8. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower's stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's stock now or hereafter outstanding.

SECTION 5.9. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's assets now owned or hereafter acquired, except any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof and liens to the extent they secure debt permitted under Section 5.4. (e) hereof.

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.1. The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

(a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically

described as an "Event of Default" in this section 6.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

(d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower, any of Borrower's subsidiaries, any guarantor hereunder or any general partner or joint venturer in Borrower if a partnership or joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a "Third Party Obligor") has incurred any debt or other liability to any person or entity, including Bank.

(e) Borrower, any of Borrower's subsidiaries or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower, any of Borrower's subsidiaries or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower, any of Borrower's subsidiaries or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower, any of Borrower's subsidiaries or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower, any of Borrower's subsidiaries or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f) The filing of a notice of judgment lien against Borrower, any of Borrower's subsidiaries or any Third Party Obligor; or the recording of any abstract of judgment against Borrower, any of Borrower's subsidiaries or any Third Party Obligor in any county in which Borrower, such of Borrower's subsidiaries or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower, any of Borrower's subsidiaries or any Third Party Obligor; or the entry of a judgment against Borrower, any of Borrower's subsidiaries or any Third Party Obligor; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower, any of Borrower's subsidiaries or any Third Party Obligor.

(g) There shall exist or occur any event or condition that Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower, any Third Party Obligor, or the general partner of either if such entity is a partnership, of its obligations under any of the Loan Documents.

(h) The death or incapacity of Borrower, any subsidiary, or any Third Party Obligor if an individual. The dissolution or liquidation of Borrower, any subsidiary or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower, any subsidiary or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower, any subsidiary or such Third Party Obligor.

(i) Any change in control of Borrower or any entity or combination of entities that directly or indirectly control Borrower, with "control" defined as ownership of an aggregate of twenty-five percent (25%) or more of the common stock, members' equity or other ownership interest (other than a limited partnership interest).

SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII
MISCELLANEOUS

SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER: YOUNGEVITY INTERNATIONAL, INC.
2400 Boswell Road,
Chula Vista, California 91914

BANK: WELLS FARGO BANK, NATIONAL ASSOCIATION
MAC 2901-012
401 B Street, Suite 2201
San Diego, California 92101

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all

allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, any subsidiary of Borrower or the business of such subsidiary, if any, or any collateral required hereunder.

SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

SECTION 7.11. ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit. In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party's right to demand arbitration being automatically terminated.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association ("AAA"); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the "Rules"). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In

any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA's selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more

than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(j) Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court's jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys' fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

YOUNGEVITY INTERNATIONAL, INC.

By: /s/ Stephen Wallach
STEPHEN WALLACH, CEO

WELLS FARGO BANK,
NATIONAL ASSOCIATION

By: /s/ Matthew Oatman
MATTHEW OATMAN,
VICE PRESIDENT

SCHEDULE 1
BORROWER'S SUBSIDIARIES

AL Global Corporation
CLR Roasters, LLC
Financial Destinations, Inc.
FDI Management, Inc.
MoneyTrax, LLC
MK Collaborative LLC
Youngevity Australia Pty. Ltd.
Youngevity NZ, Ltd.